Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM REPORTS
STRONG INTERIM 2007 FINANCIAL RESULTS

Nine-Month Earnings Increase to New Record
Third Quarter Earnings Increase on Higher Natural Gas Price Realizations

DENVER, COLORADO, September 10, 2007 – CREDO Petroleum Corporation (NASDAQ: CRED) today reported record financial and operating results for the nine months ended July 31, 2007.

For the first nine months of 2007, net income increased 8% to an all time high.  For the period, net income was $4,737,000 on revenue of $12,993,000 compared to net income of $4,373,000 on revenue of $12,255,000 last year.  On a per diluted share basis, net income was $.50 for the first nine months compared to $.46 last year.  Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) increased 8% to $9,427,000 compared to $8,711,000 last year.

Third quarter 2007 net income grew 8% to $1,391,000 on revenue of $4,047,000 compared to net income of $1,286,000 on revenue of $3,969,000 last year.  On a per diluted share basis, net income was $.15 for the third quarter compared to $.14 last year.  Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) increased to $2,834,000 compared to $2,797,000 last year.

James T. Huffman, CREDO’s President, said, “We are continuing to achieve outstanding results following record growth over the past four years.  At the same time, we are proactively running CREDO’s business to mitigate the risks caused by rising field costs and the current oversupply of natural gas.

“Sharp focus on maintaining our economic goals is holding our gross margin before taxes at about 50% of revenues.  We are also rapidly building cash resulting in a 51% increase in working capital compared to this same period last year.

“CREDO has previously reported that we are high-grading drilling prospects due to rapidly escalating field services costs and degradation in the quality of services due to manpower shortages.  In many cases, we have deferred less robust projects until we see improvement in the field services sector.  As a result, our capital spending is 22% lower than last year.

“The downside of high-grading drilling prospects and capital spending restraint is that our replacement rate for production and reserves has slowed.  We are addressing this by focusing on ramping-up our Calliope business and by concentrating on high potential drilling prospects.  If gas prices continue to be soft, acquisition opportunities will also improve.

“We believe the current oversupply of natural gas will be temporary.  Nevertheless, we have taken a proactive approach to revenue management by hedging natural gas prices.  For fiscal 2007, we have realized $1,713,000 of hedging gains through expiration of the September natural gas contract.  We are substantially hedged through the fall and winter at a weighted average NYMEX price of $9.09.

“These are normal cycles in our industry.  A similar cycle was short lived last year, and will again be temporary if other companies proactively address these issues.  In the meantime, our first priority is to manage CREDO in a manner that we believe will best serve the long term interest of our shareholders.”

PRODUCTION VOLUMES SET NINE MONTH RECORD
DESPITE LOWER THIRD QUARTER PRODUCTION

For the nine months, production rose slightly and achieved an all time record high.  Production was 1,740 MMcfe (million cubic feet of gas-equivalent) compared to 1,716 MMcfe last year.  Natural gas production fell 1% to 1,517 MMcf compared to 1,528 MMcf last year.  Oil production increased 19% to 37,200 barrels.

For the third quarter, production fell 10%, from an all time record high last year.  Production was 567 MMcfe compared to 633 MMcfe last year.  Natural gas production fell 12% to 494 MMcf compared to 563 MMcf last year and oil production increased 4% to 12,100 barrels.

“The third quarter production decline is primarily a result of the outstanding success we had last year from two high rate discoveries,” Huffman said.  “Combined production from the two wells peaked at about 10 MMcf per day.  They have excellent permeability resulting in high production rates which recover the gas in place faster than wells in tight sands.  This results in quick payouts and exceptional rates of return.  These wells set the bar high last year, and holding production steady this year represents very solid performance.”

HEDGING GAINS OFFSET LOWER WELLHEAD GAS PRICES

For the nine months, net wellhead natural gas prices fell 10% to $5.95 per Mcf compared to $6.64 last year.  Hedging transactions added $.77 per Mcf compared to an $.18 loss last year.  As a result, total natural gas price realizations increased 4% to $6.72 per Mcf compared to $6.46 last year.  Wellhead oil prices fell 8% to $56.52 per barrel compared to $61.74 last year.

Net wellhead natural gas prices for the third quarter rose 2% to $5.80 per Mcf compared to $5.70 last year.  Hedging transactions added $.41 per Mcf.  There were no hedging transactions last year.  As a result, total natural gas price realizations rose 9% to $6.21 per Mcf compared to $5.70 last year.  Wellhead oil prices fell 5% to $62.36 per barrel compared to $65.80 last year.

At third quarter end, the August hedge had been closed at a gain of $227,000.  Open natural gas hedges totaled 970 MMcf and covered the production months of September 2007 through

March 2008.  The average monthly price on open hedges (NYMEX basis) ranged from $7.96 per Mcf in the fall to $9.53 in the winter.  These hedges are intended to cover between 65% and 80% of the company’s current production base without taking into consideration estimates of new production from future operations.  All open hedge contracts are indexed to the NYMEX.  Average prices in the company’s primary market areas are expected to be 15% to 17% below NYMEX prices due to basis differentials and transportation costs.

STRONG FINANCIAL CONDITION PROVIDES
SOLID FOUNDATION FOR GROWTH

At July 31, 2007, working capital was $13,510,000, up 51% from last year.  Cash and short-term investments totaled $13,003,000, up 27% from last year.  The company’s only long-term debt is a $163,000 exclusive license obligation.

CAPITAL SPENDING

Capital spending for the nine months ended July 31, 2007 totaled $6,421,000, down 22% from last year.  The company’s business focuses on two core projects—natural gas drilling and application of its patented Calliope Gas Recovery System.  The company believes that, in combination, the drilling and Calliope projects provide a superb and unique formula for achieving its goal of adding long-lived natural gas reserves and production at reasonable costs and risks.

*          *          *          *          *

Contact:                      James T. Huffman

President

or

David E. Dennis

Chief Financial Officer

303-297-2200

Website:                   www.credopetroleum.com

CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado.  The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions.  The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Global Market” section of The Wall Street Journal.

EBITDA is not a GAAP measure of operating performance.  The company uses this non-GAAP performance measure primarily to compare its performance with other companies in the industry that make a similar disclosure.  The company believes that this performance measure may also be useful to investors for the same purpose.  Investors should not consider this measure in isolation or as a substitute for operating income or any other measure for determining the company’s operating performance that is calculated in accordance with GAAP.  In addition, because

EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation between EBITDA and net income is provided in the table below:

	Nine Months Ended July 31,
	2007	2006
RECONCILIATION OF EBITDA:
Net Income	$4,737,000	$4,373,000

Add Back:
Interest Expense	20,000	27,000
Income Tax Expense	1,888,000	1,743,000
Depreciation, Depletion and Amortization Expense	2,782,000	2,568,000
	$9,427,000	$8,711,000

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2006 Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

(table follows)

CREDO PETROLEUM CORPORATION

FINANCIAL HIGHLIGHTS

	Nine Months Ended		Three Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
REVENUES:
Oil and gas sales	$12,308,000	$11,809,000	$3,814,000	$3,966,000
Investment income and other	685,000	446,000	233,000	3,000
	12,993,000	12,255,000	4,047,000	3,969,000

COSTS AND EXPENSES:
Oil and gas production	2,546,000	2,604,000	837,000	861,000
Depreciation, depletion and amortization	2,782,000	2,568,000	883,000	939,000
General and administrative	1,020,000	940,000	376,000	361,000
Interest	20,000	27,000	6,000	9,000
	6,368,000	6,139,000	2,102,000	2,170,000

INCOME BEFORE INCOME TAXES	6,625,000	6,116,000	1,945,000	1,799,000

INCOME TAXES	(1,888,000)	(1,743,000)	(554,000)	(513,000)

NET INCOME	$4,737,000	$4,373,000	$1,391,000	$1,286,000

EARNINGS PER SHARE OF COMMON STOCK – BASIC	$.51	$.48	$.15	$.14

EARNINGS PER SHARE OF COMMON STOCK – DILUTED	$.50	$.46	$.15	$.14

Weighted average number of shares of Common Stock and dilutive securities:
Basic	9,268,000	9,191,000	9,282,000	9,231,000

Diluted	9,402,000	9,512,000	9,406,000	9,498,000

	July 31, 2007	October 31, 2006
Condensed Balance Sheet Information

Cash and Short-Term Investments	$13,003,000	$10,201,000
Other Current Assets	3,738,000	3,708,000
Oil and Gas Properties, Net	35,854,000	32,092,000
Exclusive License Agreement, Net	216,000	268,000
Other Assets	1,419,000	1,490,000

	$54,230,000	$47,759,000

Current Liabilities	$3,231,000	$3,836,000
Deferred Income Taxes	9,605,000	8,039,000
Exclusive License Agreement Obligation	163,000	163,000
Asset Retirement Obligation	1,016,000	954,000
Stockholders’ Equity	40,215,000	34,767,000

	$54,230,000	$47,759,000